UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2018

SHARING ECONOMY INTERNATIONAL INC.

(Exact name of registrant as specified in Charter)

Nevada	001-34591	90-0648920
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road

Qianzhou Village, Huishan District, Wuxi City

Jiangsu Province, People’s Republic of China

(Address of Principal Executive Offices)

(86) 51083397559

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 8, 2018, Sharing Economy International Inc. (the “Company”) received a staff deficiency notice from The Nasdaq Stock Market (“Nasdaq”) informing the Company that it has failed to comply with Nasdaq’s shareholder approval requirements set forth in Listing Rule 5635(c) (the “Rule”). During the period from May 11, 2017 to date, the Company entered into approximately one hundred arrangements resulting in the issuance or potential issuance of more than three million shares to officers, directors, employees, and consultants (“Equity Compensation Grants”). The Company did not receive shareholder approval for the Equity Compensation Grants, and the shares were not issued from a shareholder approval equity compensation plan. The Company is continuing to review its internal records relating to prior issuances, and as information becomes available regarding any shares issued in similar circumstances, the Company will notify Nasdaq.

The Company intends to submit its plan to regain compliance no later than October 26, 2018. If the plan is accepted, Nasdaq can grant an extension of up to one hundred eighty calendar days from October 8, 2018 to evidence compliance. The Company believes that it has otherwise been compliant with its filing obligations pursuant to the Securities Exchange Act of 1934, as amended, including making all appropriate disclosures to the marketplace. The Company is currently doing everything possible to cure its deficiencies regarding the Rule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2018	Sharing Economy International Inc.

	By:	/s/ Jianhua Wu
Jianhua Wu
Chief Executive Officer

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